PRESS RELEASE                                                  SOURCE: WPCS International Incorporated

WPCS Announces Acquisition of New Line of Business

EXTON, PA - (Marketwired – December 17, 2013) WPCS International Incorporated (NASDAQ: WPCS), (“WPCS” or the “Company”), which specializes in design-build engineering services for communications infrastructure, today announced that it has entered into various agreements to acquire BTX Trader LLC (BTX), an early stage technology company currently engaged in the development of a proprietary trading platform for the emerging bitcoin industry.  The BTX acquisition is expected to add a new line of business to the Company’s existing operations.

To acquire BTX, the Company entered into a securities purchase agreement (the Purchase Agreement) with certain investors in which WPCS sold 2,348 shares of a newly designated Series E Preferred Stock (the Preferred Stock) and warrants to purchase up to 1,500,000 shares of its common stock (the Warrants), for 100% of the membership interests of BTX. Each share of Preferred Stock has a stated value of $1,000 and is convertible into shares of the Company’s common stock equal to the stated value (and all accrued but unpaid dividends) divided by the conversion price of $3.50 per share.  The Preferred Stock accrues dividends at a rate of 12% per annum, payable quarterly in arrears.  The Warrants have an exercise price of $5.00 per share.

Neither the Preferred Stocks nor the Warrants are convertible or exercisable, respectively, until the Company obtains its stockholders’ approval for (i) the increase in the number of shares of common stock authorized for issuance to 75 million; and (ii) the issuance of all of the securities issuable pursuant to the Purchase Agreement.

Bitcoin is a digital or virtual currency that uses peer-to-peer technology to facilitate instant payments. Bitcoin is a type of alternative currency known as a cryptocurrency, which uses cryptography for security, making it difficult to counterfeit. Bitcoin issuance and transactions are carried out collectively by the network, with no central authority, and allows users to make secure, verified transfers.  BTX has developed and is currently beta testing its trading system to offer bitcoin traders advanced charting, trading blotters, and trading integration across five of the major bitcoin exchanges, which will allow users to see liquidity, route orders, and identify arbitrage opportunities across all platforms, and to control trading risks with access to stop loss orders.

Sebastian Giordano, Interim Chief Executive Officer, commented, “We are very excited about bitcoin and the prospect offered by BTX to enter a very fast-growing market. We believe that the software platform being developed by BTX will support the opportunities to advance bitcoin as an asset class, currency, money transfer mechanism, and important alternative in the financial markets space.  As one of the first publicly traded companies to make an early entrance into the bitcoin space, we believe this transaction is consistent with ongoing efforts to provide the Company with an opportunity to deliver improved shareholder value in the future.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The Company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

_______________________________________________________________________________

CONTACT:

WPCS International Incorporated
610-903-0400 x104
ir@wpcs.com